Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Selects CAN-med Healthcare to Distribute LuViva®

Advanced Cervical Scan in Canada

NORCROSS, GA and HALIFAX, NOVA SCOTIA (January 31, 2012) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it has signed a definitive agreement granting CAN-med Healthcare exclusive distribution rights for LuViva® Advanced Cervical Scan in Canada.

The agreement is for three years and initial shipments are currently anticipated in the second quarter of 2012. A formal launch is expected to begin shortly thereafter. LuViva received Health Canada marketing approval in December 2011 under its former name, LightTouch.

“CAN-med is a leading and greatly respected healthcare company and we are pleased to have them as our partner in Canada,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “CAN-med’s nation-wide reputation and commitment to women’s health, from mammography to gynecological imaging products, makes the company ideally suited to introduce LuViva to the Canadian market and grow market share.”

“Based on LuViva’s documented clinical evidence and our 35 years of experience delivering innovations to the Canadian healthcare market, we believe that LuViva will be well received, with an opportunity to positively impact the lives of women at risk for developing cervical cancer,” said Jim Ritcey, Director, Sales and Marketing, Medical/Surgical for CAN-med Healthcare. “Additionally, we believe that LuViva will bring a new level of efficiency and cost effectiveness to the healthcare system.”

Stephen McDonald, CAN-med’s Vice President & General Manager adds “Guided Therapeutics and the LuViva product are a great match for us in bringing new products to the Canadian market. They fit the criteria we’re looking for by being clinically innovative with new technology, being willing to develop an exclusive working relationship, and delivering better clinical and patient outcomes.”

Each year in Canada, about 5.7 million women undergo Pap test screening for cervical cancer, with as many as 400,000 receiving an abnormal Pap result. These women are then scheduled for a follow-up exam, called a colposcopy, which typically includes a biopsy. The wait times for colposcopy examinations in Canada are typically between two to six months. LuViva is designed to reduce wait times and provide results immediately at the point of care.

About CAN-med Healthcare

CAN-med Healthcare, a division of IMP Group Limited, is a national, integrated healthcare distribution and service company with a portfolio of businesses providing products and technical service spanning four distinct segments of the healthcare market: Medical/Surgical; Diagnostic Imaging; Rehab/Mobility/Home Medical Equipment; and Dental products.

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Guided Therapeutics – Canada/CAN-med

January 31, 2012

IMP Group Limited is focused on global sustainable growth with 3,700 experienced people delivering service, quality and value to customers across diverse sectors, including aerospace, aviation, airline, healthcare, information technology, hospitality and property development.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

LuViva and wave logo are registered trademarks of Guided Therapeutics, Inc. "Early detection, better outcomes" is a trademark owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed inthis news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241